Office of the Chief Accountant Securities and Exchange Commission 100 F Street, NE Washington, DC 20549	Exhibit 9.1

November 8, 2012

Dear Sir or Madam,

GFI Mining South Africa (Proprietary) Limited

Registration Statement on Form 20-F

Request for Waiver of 12-month Rule in Item 8.A.4

Gold Fields Limited, a company incorporated under the laws of the Republic of South Africa (“Gold Fields”), is exploring the possibility of separating its wholly-owned subsidiary, GFI Mining South Africa (Proprietary) Limited, a company incorporated under the laws of the Republic of South Africa (“Sibanye Gold”), from its global gold mining business. If the Gold Fields’ board of directors approves the separation, the shareholders of Gold Fields will receive ordinary shares (in the form of shares, American depositary receipts and international depository receipts, as applicable) of Sibanye Gold, a South African-based company whose principal assets are the KDC and Beatrix mining operations located in South Africa (the “Registrant”). It is anticipated that the ordinary shares of the Registrant will be listed on the Johannesburg Stock Exchange and the New York Stock Exchange (in the form of American depositary receipts).

In connection with the proposed spin-off, the Registrant hereby requests a waiver of the requirement in Item 8.A.4 of Form 20-F that the last year of the Registrant’s audited financial statements be as of a date not older than 12 months at the time of filing (the “12-month Rule”). Concurrently herewith, the Registrant has submitted a draft registration statement on Form 20-F to the Securities and Exchange Commission (the “SEC”) for confidential review (the “Registration Statement”). The Registration Statement includes audited consolidated statements of financial position of the Registrant as of December 31, 2011 and 2010 and June 30, 2010, and the related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the fiscal year ended December 31, 2011, the six-month transition period ended December 31, 2010 and the fiscal year ended June 30, 2010. The Registration Statement also includes unaudited consolidated statements of financial position of the Registrant as of June 30, 2012 and June 30, 2011 and the related unaudited consolidated statements of operations, comprehensive income, changes in equity and cash flows for the six-month periods ended June 30, 2012 and 2011.

Item 8.A.4 of Form 20-F, and Instruction 1 thereto, provide that the last year of the Registrant’s audited financial statements may not be more than 15 months old at the time the Registration Statement is declared effective (the “15-month Rule”). Item 8.A.4 also provides that, in the case of a company’s initial public offering,1 the Registrant’s audited financial statements may not be more than 12 months old at the time the Registration Statement is filed. However, Instruction 2 to Item 8.A.4 states that:

“we [the staff of the SEC] will waive [the 12-month rule] in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with the requirement is impracticable or involves undue hardship.”

Moreover, in “International Reporting and Disclosure Issues in the Division of Corporation Finance”, dated November 1, 2004, as updated on February 24, 2005,2 the staff of the SEC (the “Staff”) confirmed that:

“The staff will waive the 12-month rule where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship.”

The Staff elaborated, explaining that:

“As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with its request for a waiver of the 12-month Rule, the Registrant represents and certifies to the Staff that:

(i)	the Registrant will not be required to comply with the 12-month Rule in any other jurisdiction outside the United States;

(ii)	the audited financial statements which would be required pursuant to the 12-month Rule are not readily available to the Registrant; and

(iii)	it would be impracticable and would involve undue hardship for the Registrant to comply with the 12-month Rule.

[1]	While the Registrant is not presently contemplating any “offer” or “sale” of its ordinary shares, it understands that the SEC would treat a distribution of its ordinary shares to the shareholders of Gold Fields in connection with a spin-off as equivalent to an “initial public offering” for the proposes of applying Item 8.A.4 of Form 20-F.
[2]	Available at: http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm#P159_11129

The Registrant further acknowledges that if a waiver of the 12-month Rule is granted by the Staff, the Registrant must comply with the 15-month Rule. Accordingly, the Registrant understands that if the Registration Statement is not declared effective on or before March 31, 2013, the Registrant will be required to amend the Registration Statement to include audited consolidated financial statements of the Registrant for the year ended December 31, 2012.

In accordance with Instruction 2 to Item 8.A.4 of Form 20-F, this request for a waiver of the 12-month Rule is also being filed as an exhibit to the Registration Statement accompanying this request.

Please feel free to contact Nicholas J. Holland by phone at +27 11 562 9708 or by facsimile at +27 11 562 9825 if you have any questions about this request.

Yours sincerely,

/s/ Nicholas J. Holland
Nicholas J. Holland
CEO
Gold Fields Limited

Cc:	Michael Fleischer, Gold Fields Limited
Thomas B. Shropshire, Jr., Linklaters LLP

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